Exhibit 99.1

Vicor Corporation Reports Results for Third Quarter Ended September 30, 2014; Announces Appointment of H. Allen Henderson to Board of Directors

Andover, MA, October 21, 2014 — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2014. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below. In addition, the Company announced today the appointment of H. Allen Henderson to its Board of Directors, effective October 18, 2014. Concurrent with approval of Mr. Henderson’s appointment, the Board also approved the expansion of the Board to 10 members.

Revenues for the third quarter ended September 30, 2014, increased to $58,402,000, compared to $55,091,000 for the corresponding period a year ago, and increased from $53,361,000 for the second quarter of 2014. Third quarter bookings increased to $65,559,000 from $57,061,000 for the corresponding period a year ago and from $57,579,000 for the second quarter of 2014.

Gross margin increased to $25,550,000 for the third quarter of 2014, compared to $22,980,000 for the corresponding period a year ago, and increased from $22,662,000 for the second quarter of 2014. Gross margin, as a percentage of revenue increased to 43.7% for the third quarter of 2014 compared to 41.7% for the third quarter of 2013, and increased on a sequential basis from 42.5% for the second quarter of 2014.

Net loss for the third quarter was ($3,674,000), or ($0.10) per share, compared to a net loss of ($932,000), or ($0.02) per share, for the corresponding period a year ago and a net loss of ($4,835,000), or ($0.13) per share, for the second quarter of 2014. Included in the net loss in the third quarter was approximately $3,100,000 in legal fees related to ongoing litigation of IP claims by a competitor, and of our counter-claims, and a pre-tax charge of approximately $2,000,000 for the cost of severance and other employee-related costs, associated with the consolidation of Sunnyvale, CA manufacturing operations to Andover, MA by the end of 2014.

Revenues for the nine months ended September 30, 2014, increased by 14.7% to $164,996,000 from $143,902,000 for the corresponding period a year ago. Net loss for the nine month period was ($13,887,000), or ($0.36) per share, compared to a net loss of ($10,538,000), or ($0.27) per share, for the corresponding period a year ago.

Cash flow from operations totaled $3,672,000 for the third quarter and $1,451,000 for the nine months ended September 30, 2014, compared to $1,536,000 for the corresponding quarter a year ago and cash used in operations of ($2,680,000) for the nine months ended September 30, 2013. Cash and cash equivalents increased by $2,381,000 to approximately $53,186,000 at the end of the third quarter of 2014 from $50,805,000 at the end of the second quarter of 2014.

Total backlog at the end of the third quarter was $52,544,000, compared to $45,648,000 at the end of the second quarter, and $44,659,000 at the end of 2013.

Regarding third quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, commented, “Vicor made progress on several strategic fronts during the quarter, and I am particularly pleased with advances made in new products and production capabilities, as well as the expansion of new customers and applications. As expected, Vicor experienced a meaningful increase in VI Chip and Picor shipments associated with our Factorized Power datacenter solutions. Bookings improved across our business units, rising 14% sequentially. Customers continue to respond favorably to our new products, which offer highly differentiated performance with improving cost-effectiveness.”

“During the third quarter, we initiated the consolidation of our Sunnyvale manufacturing operations into our Andover facilities, reflecting our focus on the development of next generation front-end power systems utilizing ChiPs. Consolidated manufacturing of older generation AC products is both operationally and strategically driven, as it should contribute improved operational efficiency while also enabling our ChiP-based vision of end-to-end Factorized Power systems. At the Electronica trade show in November, Vicor will unveil next generation systems, including AC-DC solutions, based on our “adapter” platforms, full front end system solutions incorporating ChiP engines within novel packages that are thermally and mechanically adept. These scalable devices, which we have christened “VIAs” (short for Vicor Integrated Adapters) enable class-leading performance and cost effectiveness, and, with their ease of use, should contribute to accelerated adoption of our power component design methodology across multiple markets. While Andover currently has the capacity to meet near term demand for ChiPs and VIA products, we anticipate pursuing additional capacity to meet expected growth needs.”

Dr. Vinciarelli also stated, “I am pleased to have Allen join our Board, given his nearly three decades of service to the Company and considerable experience in the power systems business.” Mr. Henderson, 67, is an officer of the Corporation, serving as a Corporate Vice President. Employed by the Company since 1985, he has been President of the Company’s Westcor division since 1999. Mr. Henderson also serves as President of VLT, Inc., a wholly owned subsidiary holding the vast majority of the Company’s patents. A veteran of the U.S. Navy, Mr. Henderson received a BAEE from Brown University and a MBA from Duke University.

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 21, 2014 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 10907040. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 5, 2014. The replay dial-in number is 888-286-8010 and the Passcode is 61723940. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intend,” “estimate,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2013, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		NINE MONTHS ENDED (Unaudited)
	SEPT 30, 2014	SEPT 30, 2013	SEPT 30, 2014	SEPT 30, 2013

Net revenues	$58,402	$55,091	$164,996	$143,902
Cost of revenues	32,852	32,111	93,992	85,854

Gross margin	25,550	22,980	71,004	58,048

Operating expenses:
Sales & administration	17,354	14,478	52,367	43,820
Research & development	10,345	9,857	31,239	29,700
Severance & other charges	1,983	—	1,983	1,361

Total operating expenses	29,682	24,335	85,589	74,881

Loss from operations	(4,132)	(1,355)	(14,585)	(16,833)

Other income (loss), net	(64)	51	48	12

Loss before income taxes	(4,196)	(1,304)	(14,537)	(16,821)

Benefit for income taxes	(527)	(406)	(510)	(6,337)

Consolidated net loss	(3,669)	(898)	(14,027)	(10,484)

Less: Net income (loss) attributable to noncontrolling interest	5	34	(140)	54

Net loss attributable to Vicor Corporation	($3,674)	($932)	($13,887)	($10,538)

Net loss per share attributable to Vicor Corporation:
Basic	($0.10)	($0.02)	($0.36)	($0.27)
Diluted	($0.10)	($0.02)	($0.36)	($0.27)

Shares outstanding:
Basic	38,552	38,538	38,545	39,414
Diluted	38,552	38,538	38,545	39,414

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2014 (Unaudited)	DEC 31, 2013 (Unaudited)
Assets

Current assets:
Cash and cash equivalents	$53,186	$56,339
Short-term investments	541	463
Accounts receivable, net	27,347	27,683
Inventories, net	28,119	29,696
Deferred tax assets	131	131
Other current assets	4,934	4,212

Total current assets	114,258	118,524

Long-term investments	5,134	5,188
Property and equipment, net	37,601	40,092
Other assets	1,726	1,836

	$158,719	$165,640

Liabilities and Equity

Current liabilities:
Accounts payable	$9,336	$8,677
Accrued compensation and benefits	9,687	8,055
Accrued severance charge	1,933	49
Accrued expenses	4,602	2,841
Income taxes payable	6	15
Deferred revenue	1,732	1,018

Total current liabilities	27,296	20,655

Long-term deferred revenue	703	974
Long-term income taxes payable	801	1,339
Deferred income taxes	335	335

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	171,300	169,984
Retained earnings	94,758	108,645
Accumulated other comprehensive loss	(555)	(526)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	126,576	139,176
Noncontrolling interest	3,008	3,161

Total equity	129,584	142,337

	$158,719	$165,640